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                                                                     EXHIBIT 8.1


                         [GIROIR & GREGORY LETTERHEAD]




                                  May 19, 1995





Dear Sirs:

         We are acting as counsel to Beverly Enterprises, Inc., a Delaware Corporation ("Beverly"), in connection with the proposed merger (the "Merger") of Pharmacy Management Services, Inc., a Florida corporation ("PMSI") with and into Beverly. In that connection, our opinion is as set forth in the section entitled "The Merger--Certain Federal Income Tax Consequences" in the Prospectus/Consent Solicitation Statement of Beverly dated May 23, 1995 (the "Prospectus/Consent Solicitation Statement").

         We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement on Form S-4 of which the Prospectus/Consent Solicitation Statement is a part and tthe use of our name in the section entitled "The Merger--Certain Federal Income Tax Consequences" in the Prospectus/Consent Solicitation Statement.

                                      Very truly yours,



                                      Giroir & Gregory, Professional Association